Exhibit 107

Calculation of Filing Fee Tables

S-1/A

(Form Type)

NAPLOY CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common Stock	457(c)	6,000,000	$0.02	$120,000	0.0001476	$17.71
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$120,000		$17.71
	Total Fees Previously Paid							17.71
	Total Fee Offsets
	Net Fee Due							$0.00

$17.71 previously paid with Form S-1 filed on October 6, 2023